Exhibit 99.1

Viveve Reports Second Quarter 2021 Financial Results and Provides Corporate Update

Total revenue of $1.7M reported for Q2

Reported sales of approximately 3,500 consumable treatment tips - a 42% unit increase quarter-over-quarter

Pivotal SUI PURSUIT trial enrollment on-track for completion in early Q4

Potential long-term reimbursement pathway established with new Category III CPT® code

ENGLEWOOD, CO – August 12, 2021 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today reported financial results for the quarter ended June 30, 2021, and will provide a corporate update on its scheduled conference call at 5:00 PM ET today.

"During the second quarter of 2021, Viveve continued its focus on advancing its stress urinary incontinence (SUI) clinical development program. Patient enrollment in our pivotal U.S. PURSUIT trial has gained momentum and we expect to complete enrollment early in the fourth quarter," said Scott Durbin, Viveve's chief executive officer. "We are pleased with our progress as we continue to execute our development program towards a potential SUI indication in the U.S. Further, the U.S. and Asia Pacific regions continue as our priority for commercial and market development efforts. These efforts have driven increased treatment tip sales and utilization and elevated interest in Viveve® System adoption by core medical specialists during the second quarter."

"We look forward to completing PURSUIT trial enrollment and continuing to advance our SUI commercialization strategy in the quarters ahead," concluded Mr. Durbin.

Second Quarter and Recent Business Highlights

●	Reported $1.7 million total revenue for the second quarter of 2021, including sales of approximately 3,500 consumable treatment tips, representing a 42% unit increase quarter-over-quarter;

●	Advanced enrollment in the pivotal U.S. PURSUIT clinical trial for SUI;

●	Maintained high-quality service and support to U.S. and Asia Pacific customers as procedures and consumable treatment tip volumes increased;

●	Established potential long-term reimbursement pathway with new Category III CPT code for Viveve's SUI procedure awarded by American Medical Association and supported by key medical societies; and

●	Strengthened the Company's intellectual property portfolio with a dual-energy technology and method patent issued in Canada.

Q2 2021 Financial Results

Revenue for the quarter ended June 30, 2021 totaled $1.7 million from sales of 7 Viveve Systems and approximately 3,500 consumable treatment tips, compared to revenue of $0.7 million for the same period in 2020. As of June 30, 2021, the Company had an installed base of 859 Viveve Systems worldwide, 453 in the U.S. and 406 internationally.

Total operating expenses for the second quarter of 2021 were $5.1 million, compared to $4.6 million for the same period in 2020. The increase is mainly a result of the Company's efforts to advance our SUI clinical development program.

Net loss attributable to common stockholders for the second quarter of 2021 was $5.2 million, or ($0.49) per share based on 10,501,057 weighted average shares outstanding during the period, compared to a net loss of $8.1 million, or ($5.74) per share, for the same period in 2020 based on 1,418,630 weighted average shares outstanding during the period (adjusted for the Company's 1-for-10 reverse stock split in December 2020).

Cash and cash equivalents were $25.4 million as of June 30, 2021, compared to $28.4 million as of March 31, 2021.

Conference Call Information

The Company will host a conference call and webcast at 5:00 PM ET today. The conference call may be accessed by dialing 1-833-255-2833 (domestic) or 1-412-902-6728 (international) or via live webcast at https://services.choruscall.com/links/vive210812.html. Participants may also pre-register for the conference call at https://dpregister.com/sreg/10158310/eaa98c3360.

A recording of the webcast will be posted on the Company's investor relations website following the call at ir.viveve.com and available online for 90 days.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve System incorporates Cryogen-cooled Monopolar Radiofrequency technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the U.S., the Viveve® System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in 50 countries.

Viveve continues to advance its clinical development program in SUI. Recently reported FDA approved changes to the U.S. pivotal PURSUIT trial protocol are intended to strengthen the overall study and its potential to achieve its primary efficacy endpoint. Study changes including an increase in the trial's size and more strict patient selection criteria were a result of guidance from Viveve's Clinical Advisory Board upon review of positive results from the Company's SUI feasibility and preclinical studies. Viveve received FDA approval of its IDE application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT trial for improvement of SUI in women in July 2020 and FDA approval of its requested amendments to the IDE protocol as reported on December 10, 2020. Initiation of the trial was reported on January 21, 2021 and subject enrollment is underway. If positive, results from the PURSUIT trial may support a new SUI indication in the U.S.

For more information visit www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

CPT is a registered trademark of the American Medical Association.

Investor Relations contacts:
Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

Media contact:
Bill Berry
Berry & Company Public Relations
(212) 253-8881
bberry@berrypr.com

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$25,391	$6,523
Accounts receivable, net	696	770
Inventory	2,632	3,254
Prepaid expenses and other current assets	1,988	2,296
Total current assets	30,707	12,843
Property and equipment, net	1,959	2,759
Investment in limited liability company	678	833
Other assets	684	195
Total assets	$34,028	$16,630
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$662	$881
Accrued liabilities	2,292	2,416
Note payable, current portion	-	918
Total current liabilities	2,954	4,215
Note payable, noncurrent portion	4,809	4,943
Other noncurrent liabilities	1,150	498
Total liabilities	8,913	9,656
Stockholders’ equity:
Capital stock and additional paid-in capital	254,782	226,800
Accumulated deficit	(229,667)	(219,826)
Total stockholders’ equity	25,115	6,974
Total liabilities and stockholders’ equity	$34,028	$16,630

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenue	$1,654	$704	$3,104	$2,008
Cost of revenue	1,489	1,071	2,557	2,200
Gross profit (loss)	165	(367)	547	(192)

Operating expenses:
Research and development	2,180	1,224	4,110	2,862
Selling, general and administrative	2,930	3,350	6,511	7,715
Total operating expenses	5,110	4,574	10,621	10,577
Loss from operations	(4,945)	(4,941)	(10,074)	(10,769)
Gain on forgiveness of Paycheck Protection Program loan	1,358	-	1,358	-
Modification of warrants	(86)	(1,838)	(373)	(1,838)
Interest expense, net	(245)	(223)	(479)	(433)
Other expense, net	(53)	(27)	(118)	(117)
Net loss from consolidated companies	(3,971)	(7,029)	(9,686)	(13,157)
Loss from minority interest in limited liability company	(79)	(86)	(155)	(268)
Comprehensive and net loss	(4,050)	(7,115)	(9,841)	(13,425)
Series B convertible preferred stock dividends	(1,119)	(1,021)	(2,273)	(2,011)
Net loss attributable to common stockholders	$(5,169)	$(8,136)	(12,114)	(15,436)

Net loss per share of common stock:
Basic and diluted	$(0.49)	$(5.74)	$(1.27)	(13.35)

Weighted average shares used in computing net loss per common share:
Basic and diluted	10,501,057	1,418,630	9,573,740	1,155,854

Note: All share and per share data has been adjusted to reflect the 1-for-10 reverse stock split which became effective after market close on December 1, 2020.